                                                                    Exhibit 99.1

[LOGO OF MELLON BANK]                                            News Release

            Mellon Bank Corporation        First United Leasing    Corporate Affairs
Contact:    -----------------------        --------------------
            Media:  Stephen K. Dishart     Corporation             One Mellon Bank Center
                                           -----------
            (412) 234-0850                 Kathleen O. Buesh       Pittsburgh, PA 15258-0001
            Analysts:  Donald J. MacLeod   1 800 323-6217
            (412) 234-5601

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FOR IMMEDIATE RELEASE


                     MELLON TO ACQUIRE FIRST UNITED LEASING


PITTSBURGH, Aug. 26, 1996--Mellon Bank Corporation today announced that it has reached a definitive agreement to acquire FUL Incorporated, known in the marketplace as First United Leasing Corporation. First United Leasing is a privately held, Chicago-based vendor leasing company providing short- to medium-term leases on office, medical and light industrial equipment to users of small-ticket equipment throughout the United States. Terms of the agreement were not disclosed.

          Upon completion of the transaction, which is expected by early fourth quarter, the acquisition will add First United Leasing's approximately $150 million in assets as well as its premier position in the small-ticket arena to Mellon's Leasing Group. Earlier this month, Mellon announced plans to acquire the Business Equipment Finance unit of USL Capital Corporation, with about $1.5 billion in assets. The two acquisitions will increase Mellon's total leasing portfolio to more than $2.6 billion.

          "With 23 years of experience, First United Leasing is a well-established, profitable vendor leasing company that will expand Mellon's product offerings to small business, affinity groups and insurance premium finance customers," said Jeffery L. Leininger, vice chairman for Specialized Commercial Banking, Mellon Bank Corporation. "This acquisition, together with our USL purchase and existing leasing business, clearly positions Mellon Bank as one of the premier bank providers of lease financing in the United States."
                                     -more-
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Mellon to Acquire First United Leasing Corporation
Aug. 26, 1996
Page 2


          With balance sheet assets of approximately $43 billion and assets under management or administration of more than $1.1 trillion, Mellon Bank Corporation is a major financial services company headquartered in Pittsburgh; its primary subsidiary is Mellon Bank, N.A. Mellon provides a full range of banking and investment products and services to individuals and small, midsize and large businesses and institutions. Its principal mutual fund business is The Dreyfus Corporation.

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